CEO URGES FUND SHAREHOLDERS TO VOTE THEIR SHARES

[F. WILLIAM MCNABB PHOTO]


As you may know, Vanguard will hold a special meeting of shareholders on July 2, 2009, to seek approval on several proposals. Anyone who held shares as of April 6, 2009, is eligible to vote.

A core proposal would update and standardize your funds' investment  policies to
allow  Vanguard  to  serve  your  needs  most   effectively  in  today's  market
environment.

Another important proposal is to elect trustees for all Vanguard funds.

Prompt action by our shareholders will help ensure that the funds reach a quorum--and will also help us keep expenses as low as possible. If your funds do not receive enough votes to achieve a quorum by the date of the shareholder meeting on July 2, they will incur the considerable expense of a second proxy solicitation.

That's why, if you have not already voted, I strongly advocate that you exercise your rights in any of four ways:

> ON THE INTERNET. Log on to www.proxy-direct.com/vanguard and follow the on-screen instructions. (If you are a registered user of Vanguard.com, you may be able to vote through a secure message once you log on to your account; it's the quickest and easiest way available.)
>    BY  PHONE.   Call  toll-free  to  866-241-6192   and  follow  the  recorded
     instructions.
> BY MAIL. Vote, sign, and date the proxy card enclosed with your proxy statement, and return it in the postage-paid envelope. > In person. Attend the shareholder meeting in Scottsdale, AZ.

By voting via the Internet or telephone, using the 14-digit control number and 8-digit security code on your proxy card or voting instruction card, you'll help to save the funds money (in return postage). If you own a joint account at Vanguard, please consult with your joint owner(s) regarding the vote on the proposals.

Remember that every vote counts. No matter how many shares you own, your vote is important.